Exhibit 23.01

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (No. 333-239337, No. 333-225436, No. 333-181712, No. 333-147476, No. 333-130143, No. 333-82424, No. 333-58118, No. 333-32544, and No. 333-73443) on Form S-8 of Heidrick & Struggles International, Inc. of our reports dated February 27, 2023, relating to the consolidated financial statements of Heidrick & Struggles International, Inc. (the "Company"), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2022.

/s/ RSM US LLP

Chicago, Illinois
February 27, 2023